Exhibit 4.8

$____________	January __, 2016

PROMISSORY NOTE
FOR VALUE RECEIVED, Endra, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of ____________ (“Lender”) the principal sum of ________________ Dollars ($_______), or such other amount as shall have been advanced and be outstanding hereunder and remain unpaid, without interest thereon.
On the date hereof, Lender made a loan to Borrower in the amount of $_______. Following making such loan, the principal amount of this promissory note (this “Note”) at any time shall be equal to such amount less the aggregate amount of all repayments of principal of this Note made by Borrower through such time.
All outstanding amounts under this Note shall be due and payable upon the earlier of (1) completion by the Company of an equity financing of $4.0 million or more and (2) the one-year anniversary of the date hereof (the “Maturity Date”).
This Note is one of several identical promissory notes issued by Borrower to certain of the members of its Board of Directors on the date hereof (collectively, the “Promissory Notes”). All payments to be made by Borrower upon any Promissory Note shall be paid proportionally among the holders of all such Promissory Notes based upon the total outstanding principal amounts thereof.
Borrower shall have the right at any time and from time to time to prepay this Note in whole or in part, without any prepayment premium. Any prepayment shall be applied in the manner above provided.
Each of the following shall constitute an “Event of Default” hereunder: (1) commencement by Borrower of a voluntary case or other proceeding seeking liquidation, a reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially of its property, or consent by Borrower to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making of a general assignment for the benefit of creditors; (2) commencement of an involuntary case or other proceeding against Borrower seeking liquidation, reorganization or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for Borrower or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for period of 30 consecutive days; and (3) failure to pay amounts outstanding and due and payable under this Note following five days written notice thereof from Lender.
Upon the occurrence of an Event of Default, the entire principal balance of this Note shall become immediately due and payable whereupon the holder hereof shall also have such other rights and remedies as may be available hereunder and under applicable law, all of which shall be cumulative.

Borrower shall pay all reasonable out-of-pocket costs and expenses reasonably incurred by Lender or then holder of this Note to enforce payment of this Note when due and payable, including reasonable attorney’s fees and other out-of-pocket expenses of collection.
All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment, or dishonor, and any and all other notices and demands whatsoever, and agree to remain bound until this Note is paid in full, notwithstanding any extension or extensions of time for payment which may be granted, even though the period or periods of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal rights available to, the holder of this Note. This Note shall be governed, constructed and enforced in accordance with the laws of the State of Delaware.
No amendment, modification, termination or waiver of any provision of this Note shall be effective unless the same shall be in writing and signed by Borrower, and either Lender or the then holder of this Note at the time of such amendment, modification, termination or waiver.
IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the day and year first above written.
LENDER	ENDRA, INC.

/s/	/s/
Name:	Name:
Title:	Title:

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